Exhibit 99.1

FCA US (FORMERLY CHRYSLER GROUP) REPORTS 2014 ADJUSTED NET INCOME OF $2.4 BILLION, UP 31 PERCENT FROM A YEAR AGO; NET INCOME WAS $1.2 BILLION
FULL-YEAR MODIFIED OPERATING PROFIT GREW 10 PERCENT TO $3.5 BILLION
FREE CASH FLOW FOR THE YEAR GREW 57 PERCENT TO $3.3 BILLION

•
FCA US full-year 2014 net income was $1.2 billion, including $1.2 billion of unfavorable effects from infrequent items; full-year 2013 net income was $2.8 billion, including net favorable effects from infrequent items totaling $938 million

•	Adjusted net income(a) for the year increased 31 percent to $2.4 billion, from $1.8 billion in 2013

•	Net revenues for the year were $83.1 billion, up 15 percent from a year ago

•	Modified operating profit(b) grew 10 percent to $3.5 billion for the year, from $3.2 billion a year earlier

•	Free cash flow(e) for the year was $3.3 billion, compared with $2.1 billion a year ago

•	Cash(d) as of Dec. 31, 2014, was $14.5 billion, up from $13.3 billion at Dec. 31, 2013

•	Net industrial cash(f) at the end of the year was $1.8 billion, compared with $1 billion at the end of 2013

•	Worldwide shipments were 2.9 million vehicles for the year, up 12 percent from 2.6 million vehicles a year ago

•	Worldwide sales for the year were 2.8 million vehicles, up 15 percent from 2.4 million vehicles a year ago

•	U.S. market share was 12.4 percent for the year, up from 11.4 percent a year ago; market share in Canada was 15.4 percent for the year, up from 14.6 percent a year ago

AUBURN HILLS, Mich., Feb. 3, 2015 - FCA US LLC, formerly Chrysler Group LLC, today reported preliminary full-year 2014 net income of $1.2 billion, including $1.2 billion of unfavorable infrequent items.
The result compares with net income of $2.8 billion in 2013, when the Company realized a net favorable effect from infrequent items, including a benefit of $962 million related to the release of valuation allowances on deferred tax assets.
Adjusted net income for 2014 was $2.4 billion, up 31 percent from $1.8 billion in 2013. For 2014, adjusted net income excludes a $504 million loss on extinguishment of debt related to the prepayment of a note held by the UAW Retiree Medical Benefits Trust (VEBA Trust Note) and a $672 million charge for commitments associated with the January 2014 memorandum of understanding signed with the UAW.
Net revenues were $83.1 billion for the year, up 15 percent from $72.1 billion in 2013. The year-over-year improvement was driven by increased shipments of vehicles such as the Jeep Cherokee and Ram pickups.

FCA US LLC ($Mils)	Q4 2014	Q4 2013	Q4 2014 B/(W) Q4 2013	FY 2014	FY 2013	FY 2014 B/(W) FY 2013
Net revenues	22,953	21,201	1,752	83,057	72,144	10,913
Modified operating profit	985	1,071	(86)	3,502	3,176	326
Modified EBITDA	1,759	1,813	(54)	6,404	5,919	485
Net income \1	669	1,620	(951)	1,209	2,757	(1,548)
Add: Loss on extinguishment of debt	—	1	(1)	504	24	480
Charge for MOU with the UAW	—	—	—	672	—	672
Release of valuation allowances on deferred tax assets	—	(962)	962	—	(962)	962
Adjusted net income	669	659	10	2,385	1,819	566
Cash (end of period)				14,538	13,344	1,194

Note - Refer to the Non-U.S. GAAP Financial Measures and Other Items section of this release for information regarding non-GAAP financial measures
\1 Includes income attributable to non-controlling interests

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Modified operating profit was $3.5 billion for the year, or 4.2 percent of net revenues, up 10 percent from $3.2 billion in the prior year, or 4.4 percent of net revenues. The increase was mainly the result of higher shipment volumes, improved net pricing and purchasing efficiencies, partially offset by higher industrial costs mainly related to base material costs for vehicle content enhancements, as well as higher warranty and recall costs.
Modified EBITDA(c) was $6.4 billion for the year, or 7.7 percent of net revenues, up 8 percent compared with $5.9 billion a year earlier, or 8.2 percent of net revenues.
Cash at Dec. 31, 2014, was $14.5 billion, up from $13.6 billion at Sept. 30, 2014, and $13.3 billion at Dec. 31, 2013. Total available liquidity as of Dec. 31, 2014, was $15.8 billion, including $1.3 billion available under an undrawn committed revolving credit facility. The increase in cash also included the $1.9 billion special distribution paid to Fiat and the VEBA Trust last January. Free cash flow for the year was $3.3 billion.
Financial liabilities at Dec. 31, 2014, totaled $12.8 billion compared with $12.9 billion at Sept. 30, 2014, and $12.3 billion at Dec. 31, 2013. The increase from a year ago was primarily due to the refinancing of the VEBA Trust Note in the first quarter of 2014. Net industrial cash increased to $1.8 billion at the end of 2014 from $680 million at Sept. 30, 2014, and $1 billion at Dec. 31, 2013.
Interest expense for the year was $842 million, down from $1 billion in the prior year, primarily due to the refinancing of the VEBA Trust Note in January 2014 and debt re-pricing actions in 2013.
Worldwide shipments were 2.9 million vehicles for the year, including 49,000 contract manufactured vehicles, an increase of 12 percent from a year earlier, when the Company shipped 2.6 million vehicles, including 60,000 contract manufactured vehicles.
Worldwide sales were 2.8 million vehicles for the year, up 15 percent from 2.4 million vehicles sold in 2013, driven largely by an 18 percent increase in the Company’s U.S. retail sales. In addition, the Jeep brand reported an all-time sales record of more than 1 million vehicles sold during the year. U.S. fleet sales as a percentage of total U.S. sales were 21 percent for the year, down from 22 percent in 2013.
The Company’s U.S. market share was 12.4 percent in 2014, up from 11.4 percent in 2013; market share in Canada was 15.4 percent, up from 14.6 percent a year earlier.
U.S. dealers’ days’ supply of inventory at the end of December 2014 was 72 days, comparable with the 71 days at the end of September 2014, and lower than the 79 days at the end of December 2013.
Full-year 2014 sales outside North America increased 17 percent from 2013, to 363,000 vehicles, including 55,000 vehicles manufactured by FCA US and sold as Fiat and Lancia branded models outside North America.

Product News

•	The Ram 1500 was named “Winner” of Motor Trend's 2015 half-ton truck shootout

•	Autobytel named the 2015 Alfa Romeo 4C the “2015 Autobytel Sports Car of the Year” and the Ram 1500 EcoDiesel the “2015 Autobytel Truck of the Year"

•	The 3.0L EcoDiesel DOHC V-6 in the Ram 1500 and the 6.2L Supercharged OHV V-8 in the Dodge Challenger SRT Hellcat were included in the 2015 Ward's “10 Best Engines” list

•	Consumer Guide Automotive named a “Best Buy” the 2015 Ram 1500, 2015 Dodge Grand Caravan and 2015 Dodge Durango

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Consumers Digest named to its “Best Buy” list the 2015 Jeep Grand Cherokee in the Mid-Size SUV category, the 2015 Fiat 500 in the Sub-Compact category, the 2015 Ram 1500 in the Pickup Truck category, the 2015 Dodge Grand Caravan in the Minivan Category, the Dodge Durango in the Full-Size SUV category and the 2015 Chrysler 200 in the Family Car category

•	The 2015 Alfa Romeo 4C won Popular Mechanics 2014 Car Awards “Sports Car Award” and the 2015 Dodge Charger SRT Hellcat won “Best Muscle Car Award”

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The 2015 Alfa Romeo 4C was named a “2015 Automobile Magazine All-Star” by Automobile Magazine, “Best Performance and Luxury Car to Buy” by Motor Authority and “Best Sports Coupe” in the 2014 Middle East Car of the Year Awards

•	The Hispanic Motor Press Awards named the 2015 Dodge Charger SRT Hellcat “Best Sportscar” and the 2015 Chrysler 200 “Best Sedan”

•	The Ram 1500 EcoDiesel was named “2015 Green Truck of the Year” and “2015 Truck of the Year” by Green Car Journal

•	The Chrysler Town & Country was the best-selling minivan in the United States

Subsequent Events

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Effective Jan. 1, 2015, FCA US will no longer be treated as a partnership for U.S. tax purposes. Accordingly, the Company's financial reporting will include U.S. tax items at federal, state and local statutory rates. This change in tax status will result in a net deferred income tax asset and a corresponding tax benefit to deferred income tax expense. No current tax expense will result as of the date of the change in status.

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On Feb. 3, 2015, FCA US made a $1.3 billion special distribution payment to its parent, FCA North America Holdings LLC, remaining in full compliance with its Senior Credit Agreement and the indenture governing the Secured Senior Notes.

Additional Information
The Company's preliminary full-year and fourth-quarter 2014 financial results will be presented during an analyst and investor conference call at 11:30 a.m. Eastern Standard Time on Feb. 3, 2015, on a stand-alone basis prepared in accordance with U.S. GAAP, and will be available at www.fcausllc.com. A recording of the call will be posted on the same website approximately 90 minutes after the conclusion of the call. The Company’s parent, Fiat Chrysler Automobiles N.V. (FCA), presented its preliminary full-year and fourth-quarter 2014 financial results on Jan. 28, 2015. FCA included certain preliminary FCA US financial results prepared in accordance with IFRS in its earnings release on a consolidated basis, which is available in the Investors tab of the FCA website,
http://www.fcagroup.com/en-US/investor_relations/regulatory_filings_press_releases/price_sensitive/Pages/default.aspx
FCA US intends to publish financial statements for the year ended Dec. 31, 2014, prepared in accordance with U.S. GAAP, when it files its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (SEC).

Non-U.S. GAAP Financial Measures and Other Items

(a)
Adjusted net income is defined as net income, including income attributable to non-controlling interests, excluding the impact of items that we consider infrequent items. The reconciliation of net income to adjusted net income, modified operating profit (defined below) and modified EBITDA (defined below) for the three and twelve months ended Dec. 31, 2014, and Dec. 31, 2013, is detailed in Table 1 of the attachment to this press release.

(b)
Modified operating profit is computed starting with net income, including income attributable to non-controlling interests, and then adjusting the amount to (i) add back income tax expense and exclude income tax benefits, (ii) add back net interest expense, (iii) add back (exclude) all pension, other postretirement benefit (OPEB) and other employee benefit costs (gains) other than service costs, (iv) add back restructuring expense and exclude restructuring income, (v) add back other financial expense, (vi) add back losses and exclude gains due to cumulative change in accounting principles, (vii) exclude non-controlling interest and (viii) add back certain other costs, charges and expenses, which include the impact of infrequent items factored into the calculation of adjusted net income. The reconciliation of net income to adjusted net income, modified operating profit and modified EBITDA (defined below) for the three and twelve months ended Dec. 31, 2014, and Dec. 31, 2013, is detailed in Table 1 of the attachment to this press release.

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(c)
Modified EBITDA is computed starting with net income adjusted to modified operating profit as described above, and then adding back depreciation and amortization expense (excluding depreciation and amortization expense for vehicles held for lease). The reconciliation of net income to adjusted net income, modified operating profit and modified EBITDA for the three and twelve months ended Dec. 31, 2014, and Dec. 31, 2013, is detailed in Table 1 of the attachment to this press release.

(d)	Cash is defined as cash and cash equivalents.

(e)
Free cash flow is defined as cash flows from operating and investing activities, excluding any debt-related investing activities. A reconciliation of net cash provided by (used in) operating and investing activities to free cash flow for the twelve months ended Dec. 31, 2014, and Dec. 31, 2013, is detailed in Table 2 of the attachment to this press release.

(f)
Net industrial cash is defined as cash less financial liabilities. A reconciliation of cash to net industrial cash at Dec. 31, 2014, Sept. 30, 2014, and Dec. 31, 2013, is detailed in Table 3 of the attachment to this press release.

Forward-Looking Statements
This document contains forward-looking statements that reflect management's current views with respect to future events. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions identify forward-looking statements. Such statements are subject to risks and uncertainties, including, but not limited to: successful vehicle launches; industry SAAR levels; economic conditions, especially in North America, including unemployment levels and the availability of affordably priced financing for our dealers and consumers; introduction of competing products and competitive pressures which may limit our ability to reduce sales incentives; supply disruptions resulting from natural disasters and other events affecting our supply chain; changes in laws, regulations and government policies; and our dependence on our parent, FCA. If any of these or other risks and uncertainties occur, or if the assumptions underlying any of these statements prove incorrect, then actual results may be materially different from those expressed or implied by such statements. We do not intend or assume any obligation to update any forward-looking statement, which speaks only as of the date on which it is made. Further details of potential risks that may affect the Company are described in FCA US LLC periodic reports filed with the SEC.

About FCA US LLC
FCA US LLC is a North American automaker with a new name and a long history. Headquartered in Auburn Hills, Michigan, FCA US is a member of the Fiat Chrysler Automobiles N.V. (FCA) family of companies. FCA US designs, engineers, manufactures and sells vehicles under the Chrysler, Jeep, Dodge, Ram and Fiat brands as well as the SRT performance vehicle designation. The company also distributes the Alfa Romeo 4C model and Mopar products. FCA US is building upon the historic foundations of Chrysler, the innovative automaker first established by Walter P. Chrysler in 1925; and Fiat, founded in Italy in 1899 by pioneering entrepreneurs, including Giovanni Agnelli.
FCA, the seventh-largest automaker in the world based on total annual vehicle sales, is an international automotive group. FCA is listed on the New York Stock Exchange under the symbol "FCAU" and on the Mercato Telematico Azionario under the symbol "FCA."

Contacts
Media Inquiries
Gualberto Ranieri        Shawn Morgan            Katie Merx
248.512.2226            248.512.2692            248.512.4819

Investor Relations
Joe Veltri            Tim Krause            Alois Monger
248.576.9257            248.512.2923            248.512.1549

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Attachment
These financial results are presented on a preliminary basis and will be superseded by the financial results included in the FCA US LLC Annual Report on Form 10-K for the year ended Dec. 31, 2014, to be filed with the SEC.

Table 1: Reconciliation of net income to adjusted net income, modified operating profit and modified EBITDA

FCA US LLC ($Mils)	Q4 2014	Q4 2013	Q4 2014 B/(W) Q4 2013	FY 2014	FY 2013	FY 2014 B/(W) FY 2013
Net income \1	669	1,620	(951)	1,209	2,757	(1,548)
Add:
Loss on extinguishment of debt	—	1	(1)	504	24	480
Charge for MOU with the UAW	—	—	—	672	—	672
Release of valuation allowances on deferred tax assets	—	(962)	962	—	(962)	962
Adjusted net income	669	659	10	2,385	1,819	566
Add (Deduct):
Income tax expense	135	194	(59)	348	409	(61)
Net interest expense	182	239	(57)	779	994	(215)
Other employee benefit gains \2	(6)	(22)	16	(24)	(49)	25
Restructuring expense, net & other	5	1	4	14	3	11
Modified operating profit	985	1,071	(86)	3,502	3,176	326
Add:
Depreciation and amortization expense \3	774	742	32	2,902	2,743	159
Modified EBITDA	1,759	1,813	(54)	6,404	5,919	485

\1 Includes income attributable to non-controlling interests
\2 Includes interest cost, expected return on plan assets and amortization of unrecognized losses
\3 Excludes depreciation and amortization expense for vehicles held for lease

Table 2: Reconciliation of net cash provided by (used in) operating and investing activities to free cash flow

FCA US LLC ($Mils)	FY 2014	FY 2013	FY 2014 B/(W) FY 2013
Net cash provided by operating activities	6,355	5,536	819
Net cash used in investing activities	(3,018)	(3,413)	395
Free cash flow	3,337	2,123	1,214

Table 3: Reconciliation of cash to net industrial cash

FCA US LLC ($Mils)	Dec 31, 2014	Sept 30, 2014	Dec 31, 2013
Cash	14,538	13,577	13,344
Less: Financial liabilities	(12,779)	(12,897)	(12,301)
Net industrial cash	1,759	680	1,043

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